Exhibit 99.06

Michael Tranquilli, Pazoo Expert, Consults on Feature Film Release Premiering at 2014 Sundance Festival

Michael Tranquilli, Occupational Therapist, and adjunct professor at NYU’s Steinhardt School of Culture, Education and Human Development, has recently completed work consulting on a feature movie scheduled for release in 2014.

The film, Little Accidents, was written and directed by Sara Colangelo. In her debut feature, a small American coal town is living in the shadow of a devastating mining accident and the disappearance of a teenage boy, which draws the sole surviving miner, the lonely wife of a mine executive, and a local boy into a web of secrets.  The cast stars Boyd Holbrook, Elizabeth Banks, Josh Lucas, and Jacob Lofland.

Mr. Tranquilli served as the Occupational Therapy consultant to lead actor Boyd Holbrook, whose character became impaired after a devastating mining accident. Michael and Boyd worked in partnership over three months on the physical, speech and behavioral aspects of the characters performance, both off-set in New York City, and on-set in West Virginia, in preparation for this role. Little Accidents, which finished production in September, was just awarded the distinct honor to Premier at the prestigious 2014 Sundance Film Festival in Park City, Utah.

For more information on Little Accidents and the complete 2014 Film Festival schedule of events, please visit: www.sundance.org/festival

Michael Tranquilli, MA, OTR/L, is the president of Trans-Continental Healthcare, LLC, a private practice rehabilitation and consulting company based in New Jersey.

Released December 27, 2013